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                                                                    Exhibit 99.1

March 26, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Temporary Note 3T to Article 3 of Regulation S-X

Ladies and Gentlemen:

Boykin Lodging Company has obtained a representation from Arthur Andersen LLP, dated as of March 22, 2002, related to its audit of the consolidated financial statements for the year ended December 31, 2001, that Arthur Andersen's audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Arthur Andersen also represented that availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.

Boykin Lodging Company
By: /s/ Shereen P. Jones
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Shereen P. Jones
Executive Vice President, Chief Financial and Investment Officer